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EXHIBIT 99.2

For Immediate Release

UGC Announces Third Quarter Results

Total RGUs Exceed 9.0 million

Quarterly Adjusted EBITDA Increased 102% to $171 Million

        Denver, Colorado—November 13, 2003:    UnitedGlobalCom, Inc. (UGC or the Company) (NASDAQ: UCOMA) today announced its operating and financial results for the quarter ended September 30, 2003. UGC's significant and consolidated operating subsidiaries include UGC Europe, Inc. (UGC Europe) (NASDAQ: UGCE), a leading pan-European broadband communications company; and VTR GlobalCom S.A. (VTR), the largest broadband communications provider in Chile.

Third Quarter Highlights

  •
  Revenue for the three months ended September 30, 2003 was $475 million, an increase of 23% when compared to the same period in 2002. Adjusting for the deconsolidation of UPC Germany(1) for the prior period, revenue increased 25%. On a sequential basis from the quarter ended June 30, 2003, revenue increased by 2% or $9 million.

  •
  Adjusted EBITDA(2) for the three months ended September 30, 2003 was $171 million, a 102% or $86 million improvement from $85 million for the same period in 2002. Adjusting for the deconsolidation of UPC Germany for the prior period, Adjusted EBITDA improved by 105% or $88 million. On a sequential basis from the quarter ended June 30, 2003, Adjusted EBITDA increased by 15% or $22 million.

  •
  Net Income for the three months ended September 30, 2003 was $1.7 billion, an increase of $2.0 billion when compared to the same period in 2002. This increase primarily relates to: (i) consummation of the United Pan-Europe Communications N.V. ("UPC") restructuring in September 2003, resulting in a gain of approximately $2.1 billion on the early extinguishment of debt, and (ii) improved operating results.

  •
  RGUs(3) at September 30, 2003 were over 9.0 million, a 3.4% increase or 298,200 from September 30, 2002. On a sequential basis from June 30, 2003, RGUs increased 78,700.

  •
  Video subscribers(4) at September 30, 2003 were 7.4 million, a 1.1% increase, or 83,000 from September 30, 2002. On a sequential basis from June 30, 2003, video subscribers increased 22,600.

(1)
In July 2002, UPC sold 22.3% of its interest in UPC Germany to its partner. As a result, UPC's ownership decreased to 28.7% of UPC Germany and it was deconsolidated effective August 1, 2002.

(2)
Adjusted EBITDA is not a GAAP measure. "EBITDA" is an acronym for earnings before interest, taxes, depreciation and amortization. As we use the term, Adjusted EBITDA further removes the effects of cumulative effects of accounting changes, share in results of affiliates, minority interests in subsidiaries, reorganization expense, other income and expense, gain on extinguishment of debt, gain (loss) on sale of investments in affiliates and other assets, foreign currency exchange gain (loss), impairment and restructuring charges, and stock-based compensation. Please refer to the reconciliation of Adjusted EBITDA with Net Income (Loss). See notes at end of release for more information on Adjusted EBITDA.

(3)
Revenue Generating Units ("RGUs") represent the sum of analog cable, digital, Internet, voice and DTH subscribers.

(4)
Video subscribers consist of analog cable, digital cable and DTH subscribers.

•
Voice and Internet subscribers at September 30, 2003 were nearly 1.6 million, a 16% increase or 215,200 from September 30, 2002. On a sequential basis from June 30, 2003, voice and Internet subscribers increased 56,100.

Management Comments

        Gene Schneider, Chairman and CEO of UGC, said, "We are very pleased to announce another record quarter for the company, including over $171 million of adjusted EBITDA. Several other important milestones were achieved during the period, most importantly the completion of our European balance sheet restructuring. UGC also launched an exchange offer for the balance of the shares in our subsidiary UGC Europe that we do not already own (approximately 33%). We believe this transaction is in the best interests of both UGC and UGCE shareholders and, as disclosed, we expect to complete the exchange offer in mid-December."

        Mike Fries, President and COO of UGC, added, "The third quarter represented a return to normalized subscriber growth in both Europe and Chile. During the three months we added over 78,000 RGUs, including over 42,000 Internet customers. These trends have continued through the fourth quarter with net subscriber additions of 28,000 in Europe and 10,000 in Chile through November 1, 2003. Just as significant, our performance in the quarter, together with the completion of our European restructuring, has brought our consolidated debt to adjusted EBITDA ratio to approximately 5.3x on a last quarter annualized basis. By all accounts, we sit in a very strong financial and operating position and currently expect to meet our key guidance targets for 2003.

UGC Recent Events

        UGC Announces Tender Offer:    On October 6, 2003, UGC announced that it had commenced an exchange offer for all of the outstanding shares of UGC Europe which it does not own. UGC currently owns 66.75% of the outstanding shares of UGC Europe common stock. On November 12, 2003, UGC announced revised terms to the exchange offer. Pursuant to the revised terms, UGC is offering to exchange 10.3 shares of its Class A common stock for each share of UGC Europe common stock that it does not own (approximately 16.6 million shares). The exchange offer is conditioned, among other things, upon the tender of a sufficient number of shares of UGC Europe common stock such that, upon completion of the exchange offer, UGC will own at least 90% of the outstanding common stock of UGC Europe. If the exchange offer is successfully completed, UGC will effect a "short-form" merger of UGC Europe, by which UGC would acquire the remaining shares of UGC Europe for the same consideration as in the exchange offer. The exchange offer is scheduled to expire on December 18, 2003. In connection with the exchange offer, UGC's majority shareholder, Liberty Media Corporation ("Liberty"), has agreed to certain limitations on the exercise of its preemptive rights to acquire additional shares of UGC Class A common stock upon the closing of the exchange offer.

        Restructuring of Old UGC:    UGC's wholly-owned subsidiary, Old UGC, Inc. ("Old UGC"), which principally owns the company's interests in Latin America and Australia, has reached an agreement in principle with certain of its creditors, including UGC and IDT United, Inc. (in which UGC has a 93.7% fully diluted interest and a 33.3% common equity interest), on the economic terms for the restructure of Old UGC's outstanding 10.75% Senior Discount Notes ("Old UGC Notes) and expects to formalize a restructuring proposal shortly.

        The outstanding principal balance of the Old UGC Notes is $1.262 billion. Of this amount, UGC holds $638 million directly and has an interest in another $599 million indirectly through IDT United. Third parties hold approximately $25 million of the Old UGC Notes. UGC expects that the proposal, if implemented, would result in the acquisition by Old UGC of the Old UGC Notes held by UGC and IDT United for Old UGC common stock. Subject to consummation of such acquisition, UGC expects to acquire the third party interests in IDT United in which case Old UGC would continue to be wholly owned by UGC.

        Restatement Effects Related to UPC Germany Accounting Issue:    UGC consolidated the financial results of UPC Germany prior to July 2002, since UGC Europe held an indirect approximate 51% majority voting equity interest. At the end of July 2002, UGC Europe's ownership interest in UPC Germany was reduced from approximately 51% to approximately 29% as a result of a pre-existing call right held by the minority shareholder, which became exercisable in February 2002 as a result of certain events of default under several of UGC Europe's debt agreements. Accordingly, UGC Europe deconsolidated UPC Germany effective August 1, 2002. Upon deconsolidation, UGC Europe's net negative investment in UPC Germany was €150.3 ($147.9) million. UGC Europe and UGC had previously concluded that generally accepted accounting principles precluded the recognition of a gain upon deconsolidation because there were significant uncertainties regarding the realization of such gain. Based on further analysis, UGC Europe and UGC revised their conclusion, and as such UGC Europe and UGC have restated their consolidated financial statements as of and for the year ended December 31, 2002 to recognize a gain from the reversal of this net negative investment, effective August 1, 2002, and UGC Europe and UGC have restated the unaudited condensed consolidated financial statements for the quarters ended March 31, 2003 and June 30, 2003 for the prospective effects of this gain. This accounting gain will have no impact on UGC Europe's or UGC's reported Adjusted EBITDA, cash flow, or future earnings.

        Founders' transaction update:    On August 19, 2003 certain of our founding stockholders (the "Founders") and Liberty entered into a share exchange agreement pursuant to which the Founders agreed to exchange an aggregate of 8,198,016 shares of Class B common stock (representing all of the outstanding shares of our Class B common stock) for securities of Liberty and cash. This transaction is now expected to close in early January 2004.

Subscribers

        UGC continues to focus on growing its total customer base, particularly in areas where the Company has upgraded its networks to provide broadband services, primarily in Western Europe and Chile. RGUs, increased 3.4% or 298,200 from last year's third quarter to 9.0 million, and increased 78,700 on a sequential basis from June 30, 2003. The following table shows UGC's homes in service area, homes passed, and two-way homes passed, as well as a breakdown of subscriber data by product line:

Operating Statistics (000s)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
Homes in Service Area	16,492	16,321	16,313	1.0%	1.1%
Homes Passed	12,600	12,558	12,395	0.3%	1.7%
Two-Way Homes Passed	7,280	7,101	6,760	2.5%	7.7%
Video Subscribers	7,422	7,399	7,339	0.3%	1.1%
Voice Subscribers	718	704	683	1.9%	5.2%
Internet Subscribers	868	826	688	5.1%	26.1%

Total RGU's	9,008	8,929	8,710	0.9%	3.4%

        The following table shows a breakdown of UGC's RGU data by division:

RGU Summary by Division (000s)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
UGC Europe RGUs	8,116	8,074	7,939	0.5%	2.2%
VTR RGUs	860	823	740	4.5%	16.2%
Other RGUs	32	32	31	0.0%	2.2%

Total RGUs	9,008	8,929	8,710	0.9%	3.4%

Revenue

        UGC's revenue for the third quarter ended September 30, 2003 was $475 million, an increase of 23%, or $90 million from the same period last year. The increase was due to the appreciation of the euro relative to the U.S. dollar (approximately $53 million), as well as increases in RGUs and average revenue per unit ("ARPU") in both Europe and Chile. The following table shows a breakdown of revenue by segment:

Revenue by Division (US$ millions)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
UGC Europe Revenue(1)	$413.8	$409.2	$330.1	1.1%	25.4%
VTR Revenue	58.6	54.0	47.2	8.6%	24.3%
Other Revenue	2.1	1.9	2.3	5.8%	(11.2)%
Ongoing Revenue	474.5	465.1	379.6	2.0%	25.0%
UPC Germany(2)	—	—	5.1	n.m.	n.m.

Total Revenue	$474.5	$465.1	$384.7	2.0%	23.3%

(1)
UGC Europe's results for Q3 '02 revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.

(2)
UPC Germany was deconsolidated effective August 1, 2002.

        The following is provided for informational purposes only to highlight revenues in the functional currency of UGC Europe (Euros) and VTR (Chilean Pesos), as follows:

Revenue by Division (Millions)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
UGC Europe(1)	€367.2	€359.4	€335.6	2.2%	9.4%

VTR	CP40,629	CP38,331	CP33,407	6.0%	21.6%

1.
UGC Europe's results for Q3 '02 revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.

        The following table provides a summary of ARPU for each entities' functional currency:

Monthly ARPU Summary	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
UGC:
Total per RGU(1)	$16.49	$16.20	$13.57	1.8%	21.5%

UGC Europe:
Total per RGU(2)	€13.99	€13.68	€13.03	2.3%	7.4%
Total per Cable Sub-W. Europe(3)	€21.70	€20.91	€19.71	3.8%	10.1%
Total per Cable Sub-E. Europe(3)	€8.89	€8.99	€8.36	-1.1%	6.3%

VTR:
Total per RGU(4)	CP16,101	CP15,874	CP15,378	1.4%	4.7%
Total per RGU (US$)	$23.23	$22.35	$21.71

1.
ARPU calculation for UGC based on quarterly Triple Play Broadband Revenues divided by average RGUs for each quarter.

2.
ARPU calculations for UGC Europe Distribution (excludes Germany for Q3 '02) based on quarterly Triple Play Broadband revenues divided by average RGU's for each quarter.

3.
Basic cable, Internet, telephony, and digital revenue (excludes DTH) divided by basic cable subscribers (excluding Germany).

4.
ARPU calculation for VTR based on quarterly Triple Play Broadband Revenues divided by average RGUs for each quarter.

Reconciliation of Adjusted EBITDA with Net Income (Loss)

(US$ millions)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
Total Segment Adjusted EBITDA	$171.4	$149.4	$84.8	14.7%	102.0%
Loss on disposal of Poland DTH business	0.0	(8.0)	0.0	-100.0%	n.m.
Stock-based compensation(1)	(14.3)	(8.2)	(8.3)	72.3%	72.6%
Depreciation & amortization	(192.0)	(211.5)	(201.2)	-9.2%	-4.6%
Impairment & restructuring Charges(2)	0.5	1.1	1.5	-58.1%	-67.0%

Operating Income (Loss)	(34.4)	(77.2)	(123.2)	-44.6%	-72.0%
Interest expense, net	(71.2)	(92.4)	(153.5)	-22.9%	-53.6%
Foreign currency exchange gain, net	(276.5)	263.5	(62.2)	-205.0%	344.5%
Gain (loss) on sale of investments In affiliates, net(3)	(0.3)	281.5	155.8	-100.1%	-100.2%
Gain on early extinguishment of debt(4)	2,109.6	0.0	0.0	n.m.	n.m.
Other income (expense), net	(1.2)	(11.1)	(31.9)	-90.0%	-96.5%

Subtotal	1,726.0	364.3	(215.0)	373.8%	-902.8%
Income tax expense and other, net	11.1	257.7	(60.2)	-95.7%	-118.5%

Net income (loss)	$1,737.1	$622.0	$(275.2)	179.3%	-731.2%

1.
Stock based compensation includes charges associated with fixed, or non-cash stock options, as well as charges associated with phantom, or cash-based, stock option plans, as more fully disclosed in UGC's 10Q and 10K.

2.
Includes certain impairment charges. Please refer to UGC's 10Q as of September 30, 2003 for a summary.

3.
For Q2 '03, represents primarily the net effect when UAP's bankruptcy plan became effective in April 2003, whereby UGC recognized a gain of $284.7 million associated with the sale of its indirect approximate 49.99% interest in UAP that occurred in November 2001.

4.
For Q3 '03, represents the net effect of UPC's restructuring completed on September 3, 2003.

Adjusted EBITDA

        UGC's Adjusted EBITDA for the third quarter was $171 million, a 102%, or $87 million improvement over the same period last year. Approximately $20 million of that increase was due to the appreciation of the euro relative to the U.S. dollar, while the Chilean Peso exchange rate impact was negligible. On a functional currency basis, UGC Europe and VTR both demonstrated a substantial increase in Adjusted EBITDA on a year-over-year basis (79% and 63%, respectively), as well as solid increases on a sequential basis. The following tables show a breakdown of Adjusted EBITDA results by division in U.S. dollars:

Adjusted EBITDA by Division (US$ Millions)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
UGC Europe(1)	$155.2	$136.6	$75.5	13.5%	105.5%
VTR	18.9	16.5	11.4	14.7%	66.5%
Other	(2.7)	(3.7)	(3.4)	-27.2%	-18.0%

Ongoing Operations	171.4	149.4	83.5	14.7%	105.1%
UPC Germany(2)	—	—	1.3	n.m.	n.m.

Total	$171.4	$149.4	$84.8	14.7%	102.0%

1.
UGC Europe's results for Q3 '02 were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.

2.
UPC Germany was deconsolidated effective August 1, 2002.

        The following is provided for informational purposes only to highlight Adjusted EBITDA in the functional currency of UGC Europe (Euros) and VTR (Chilean Pesos), as follows:

Adjusted EBITDA (Millions)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
UGC Europe(1)	€137.7	€120.0	€77.1	14.7%	78.5%

VTR	CP13,110	CP11,694	CP8,055	12.1%	62.8%

1.
UGC Europe's results for Q3 '02 revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.

Capital Expenditures

        Capital expenditures for the nine months ended September 30, 2003 were $228 million, a decrease of 2.7%, or $6 million compared to the same period last year. Capital expenditures for the quarter ended September 30, 2003 were $95 million, an increase of 113%, or $50 million compared to the same period last year. On a sequential basis from the quarter ended June 30, 2003, capital expenditures increased by 27% or $20 million. The following represents a break down of capital expenditures based on the NCTA cable industry guidelines for the nine months ended September 30, 2003 as follows:

Capital Expenditures by NCTA category (US$ thousands)	UGC Europe	VTR	Other	YTD
Customer Premise Equipment	$58,261	$16,978	$659	$75,898
Commercial Spending	—	—	—	—
Scalable infrastructure	22,650	1,570	22	24,242
Line Extensions	44,079	7,297	89	51,465
Upgrade / Rebuild	16,345	—	—	16,345
Support capital	41,367	9,143	272	50,782
Intangibles & Priority Telecom	8,966	—	—	8,966

Total	$191,668	$34,988	$1,042	$227,698

Free Cash Flow(1)

        Free Cash Flow for the three months ended September 30, 2003 was $4.2 million, an increase of $109 million compared to the same period last year. This change is due to a substantial increase in cash flow from operating activities, which is due to a combination of several factors, including an appreciation of the euro relative to the U.S. dollar, an increase in both RGUs and ARPU, ongoing cost savings (primarily in Europe) and improved working capital management. The following table provides a reconciliation of Free Cash Flow with its most comparable GAAP measure, Cash Flow from Operating Activities:

Free Cash Flow (US$ Millions)	Q3 '03	Q2 '03	Q3 '02	Q3 '03 vs. Q2 '03	Q3 '03 vs. Q3 '02
Cash Flow from Operating Activities	$99.0	$100.3	$(60.0)	-1.6%	-264.4%
Less: Capital Expenditures	(94.8)	(74.7)	(44.6)	26.8%	112.6%

Free Cash Flow	$4.2	$25.6	$(104.6)	-84.6%	-103.8%

Total Cash—End of Period(2)	$351.4	$370.2	$556.9	n.m.	n.m.

1.
Free Cash Flow is not a GAAP measure. We define Free Cash Flow as cash flow for operating activities less capital expenditures. See Notes at end of release for more information on Free Cash Flow.

2.
Represents the sum of cash and cash equivalents, restricted cash and short-term liquid investments per UGC's 10Q's.

EUROPE (UGC Europe)

        UGC Europe is a leading pan-European broadband communications company offering cable television, telephony and high-speed Internet access services in 11 European countries and serving approximately 6.9 million video subscribers, 459,600 voice subscribers and 749,400 Internet subscribers. UGC owns approximately 66.75% of UGC Europe.

Third Quarter Highlights

  •
  Revenue increased 7.7% or EUR 26 million to EUR 367 million (US$414 million) for the three months ended September 30, 2003 compared to the same period last year. On a sequential basis from June 30, 2003, revenue increased by 2.2% or EUR 8 million.

  •
  Adjusted EBITDA improved 76%, or EUR 60 million to EUR 138 million (US$155 million) for the three months ended September 30, 2003, compared to the same period last year. On a sequential basis from June 30, 2003, Adjusted EBITDA increased by 15%, or EUR 18 million.

  •
  Video subscribers at September 30, 2003 were 6.9 million, a 0.9% increase or 60,100 from September 30, 2002. On a sequential basis from June 30, 2003, video subscribers increased 15,100.

  •
  Voice subscribers at September 30, 2003, including UGC Europe's broadband cable-phone operations and its traditional voice network in Hungary, were 459,600, a 1.1% decrease from September 30, 2002. On a sequential basis from June 30, 2003, voice subscribers increased 400.

  •
  Internet subscribers reached 749,400 at September 30, 2003, an increase of 20%, or 122,400 from September 30, 2002. On a sequential basis from June 30, 2003, Internet subscribers increased 26,100.

  •
  Total RGUs were over 8.1 million at September 30, 2003, an increase of 177,600 from September 30, 2002. On a sequential basis from June 30, 2003, RGUs increased 41,600. During the first nine months of 2003, RGUs increased by more than 76,000, which on a run rate basis is below guidance for the year. This shortfall is almost entirely related to the implementation of a new subscriber management system, involving the consolidation of a number of customer databases in the Netherlands, (as highlighted in both our Q4 2002 and earlier 2003 results). This database consolidation began in Q4 2002 and was effectively complete at the end of Q2 2003. This process has had and will continue to have a positive impact on UGC Europe's cash flow as it has enabled us to improve our near- term cash collection.

Recent Events—Europe

  •
  Restructing Completed: On September 3, 2003, the European restructuring was completed and UGC Europe commenced trading on the NASDAQ National Market (under ticker symbol UGCE).

  •
  UPC Polska Restructuring Update: On October 30, 2003, UPC Polska, Inc. ("UPC Polska"), a subsidiary of UGC Europe, Inc., announced that the United States Court has approved UPC Polska's First Amended Disclosure Statement with respect to its First Amended Chapter 11 Plan of Reorganisation (the "Plan"). UPC Polska will begin soliciting votes from creditors who would receive distributions under such Plan. The confirmation hearing on Plan is scheduled for December 3, 2003.

  •
  Internet Marketing Campaign Update: Despite an increasingly competitive market for the internet product from ADSL providers especially in the Netherlands, UGC Europe's most significant internet market, the Company has added more than 73,000 internet subscribers during the first nine months of 2003, over 26,000 in the third quarter alone. In July and November 2003 UGC Europe announced extensions of its chello internet product range, offering subscribers a choice of products with different connection speeds and price points in the Netherlands, France and Austria. We expect these product launches will further boost demand for the chello product across our footprint, offsetting any downward pressure on average ARPU.

CHILE (VTR)

        VTR, an indirect wholly-owned subsidiary of UGC, is a leading broadband communications company offering cable television, telephony and high-speed Internet access services in Chile and had approximately 1.7 million homes passed and 1.0 million two-way homes passed and 486,600 video subscribers, 258,300 voice subscribers and 114,800 Internet subscribers at September 30, 2003.

Third Quarter Highlights

  •
  VTR's revenue for the quarter ended September 30, 2003 increased 22% to CP 40,629 million (US$58.6 million) from CP 33,407 million (US$47.2 million) for the same period in 2002 on a local currency basis. On a sequential basis from June 30, 2003, revenue increased 6.0%.

  •
  VTR's Adjusted EBITDA for the quarter ended September 30, 2003 increased 63% to CP 13,110 million (US$18.9 million) from CP 8,055 million (US$11.4 million) for the same period in 2002 on a local currency basis. On a sequential basis from June 30, 2003, Adjusted EBITDA increased 12%.

  •
  VTR's video subscribers at September 30, 2003 were 486,600, an increase of 5.1% or 23,800 from September 30, 2002. On a sequential basis from June 30, 2003, video subscribers increased 8,100.

  •
  VTR's voice subscribers at September 30, 2003 were 258,300 a 19% increase or 40,400 from September 30, 2002. This represents a 25% penetration rate based on two-way homes serviceable as of September 30, 2003 compared to 23% as of September 30, 2002. On a sequential basis from June 30, 2003, voice subscribers increased 13,300.

  •
  VTR's Internet subscribers at September 30, 2003 were 114,800, a 94% increase from 59,100 at September 30, 2002. The increase was due to continued strong demand for VTR's 300Kbps Broadband product as well as its new 64Kbps "Broadband Light" service aimed at converting current dial-up users. On a sequential basis from June 30, 2003, Internet subscribers increased 15,700.

Recent Events—Chile

  •
  VTR awarded "Best Telecom Company in Latin America": Pyramid Research recently recognized VTR as the Best Telecom Company in Latin America. VTR's peer group consisted of all the Basic Telephony, CATV and Broadband companies throughout Latin America.

  •
  VTR awarded "Best Broadband Service" in Chile: Several prominent Chilean organizations conducted research among 15,000 broadband users who selected VTR as the best broadband service provider in Chile.

  •
  Continued strong growth in telephony: Voice lines in service increased 17% in the third quarter compared to the same period in the prior year, currently totaling 287,200 lines. This represents a 28% penetration rate based on two-way homes serviceable as of September 30, 2003.

  •
  Bundling rollout: As of September 30, 2003, triple play subscribers were 85,700, an 88% increase compared to the same period in the prior year and 10% of total RGUs. As of September 30, 2003 bundled RGUs represented 64% of VTR's total RGUs within its triple play footprint.

Other Investments

        Austar Update:    In August, Austar United Communications Ltd. (Austar) completed its equity rights issue and raised approximately A$75.0 million in additional capital. As a result, UGC currently owns indirectly approximately 38% of Austar United. Based on the closing price of Austar's common stock (ASX: AUN.AX) of A$0.385 on November 12, 2003, UGC's 38% interest (446 million shares) has a market value of A$172 (US$123) million.

  •
  Austar's revenue was flat for the nine months ended September 30, 2003 at A$240 million compared to the same period in the prior year, while adjusted EBITDA increased 285% to AS$37.1 million over the same time period. In addition, subscribers as of September 30, 2003 were 421,700, an increase of 3.7% compared to September 30, 2002.

        SBS Broadcasting: UGC owns indirectly a 21% interest (6 million shares) of SBS Broadcasting. Based on the closing price of SBS Broadcasting's common stock (Nasdaq: SBTV) of $30.58 on November 12, 2003, UGC's interest has a market value of $183 million.

About UnitedGlobalCom

        UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in numerous countries. Based on the Company's operating statistics at September 30, 2003, UGC's networks reached approximately 12.6 million homes passed and 9 million RGUs, including approximately 7.4 million video subscribers, 717,900 voice subscribers, and 868,000 high speed Internet access subscribers. UGC's significant and consolidated operating subsidiaries include UGC Europe, Inc. (UGC Europe) (NASDAQ: UGCE), a leading pan-European broadband communications company; and VTR GlobalCom S.A. (VTR), the largest broadband communications provider in Chile.

        Forward Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements also include our estimates of year-end revenues, capital expenditures and other financial information, consummation of planned transactions and financings, projections of operational targets, launch of new services and other statements concerning growth. These risks and uncertainties include continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this Release. UGC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UGC's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        Not withstanding the above, UGC acknowledges that the "safe harbor" for forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to the forward-looking statements concerning the exchange offer.

        Non-GAAP measures: Adjusted EBITDA is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. "EBITDA" is an acronym for earnings before interest, taxes, depreciation and amortization. As we use the term, Adjusted EBITDA further removes the effects of cumulative effects of accounting changes, share in results of affiliates, minority interests in subsidiaries, reorganization expense, other income and expense, gain on extinguishment of debt, gain (loss) on sale of investments in affiliates and other assets, foreign currency exchange gain (loss), impairment and restructuring charges, and stock-based compensation. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Adjusted EBITDA distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Adjusted EBITDA is important because analysts and other investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments' Adjusted EBITDA to our consolidated net income as presented in the accompanying consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Adjusted EBITDA as a supplement to, and not a substitute for, other GAAP measures of income as a measure of operating performance. As discussed above, Adjusted EBITDA excludes, among other items, frequently occurring impairment, restructuring and other charges that would be included in GAAP measures of operating performance.

        Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as cash flow from operating activities less capital expenditures. We believe our presentation of Free Cash Flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view Free Cash Flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity.

        SEC Filings: Materials filed with the SEC will be available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. Documents filed with the SEC may be obtained from UGC by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

        Notice For UGC Europe Stockholders—UGC filed a Registration Statement on Form S-4 (File No. 333-109496) containing a prospectus relating to the exchange offer, and Europe Acquisition, Inc., the wholly-owned subsidiary of UGC which is offering to exchange the shares of UGC Europe, filed a Schedule TO. UGC EUROPE STOCKHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Materials filed with the SEC are available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. Documents filed with the SEC also may obtained from UGC without charge by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

        Notice for UGC Stockholders—UGC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from United's stockholders in connection with the special meeting of stockholders to be held to approve the issuance of UGC's Class A Common Stock in the exchange offer and planned merger. Information concerning United's directors and executive officers and their direct and indirect interests in the transaction is set forth in United's preliminary proxy statement filed with the SEC relating to the special meeting of stockholders and the prospectus contained in the Registration Statement on Form S-4 filed with the SEC relating to the exchange offer. UGC expects to file shortly with the SEC an amended proxy statement and registration statement. Materials filed with the SEC are available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. Documents filed with the SEC also may be obtained from UGC without charge by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

        UGC'S STOCKHOLDERS SHOULD READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

        For further information contact:

    Investor & Media Relations
    Richard S. L. Abbott—DVice President, Finance
    Phone: (303) 220-6682
    Email: rabbott@unitedglobal.com

        Please visit our web site at www.unitedglobal.com for further information about our company

Summary Operating Data
September 30, 2003

				Video			Telephony		Internet
	Homes in Service Area(1)	Homes Passed(2)	Two-way Homes Passed(3)	Analog Cable Subscribers(4)	Digital Cable Subscribers(5)	DTH Subscribers(6)	Homes Serviceable(7)	Subscribers(8)	Homes Serviceable(9)	Subscribers(10)	Total RGUs(11)
Europe:
The Netherlands	2,651,500	2,596,000	2,338,700	2,315,900	47,600	—	1,601,700	159,600	2,338,700	315,100	2,838,200
Poland	1,872,800	1,872,800	336,800	980,600	—	—	—	—	336,800	23,200	1,003,800
Hungary	1,170,400	975,000	547,600	697,000	—	89,500	87,200	64,600	515,300	36,100	887,200
Austria	1,081,400	923,300	920,100	497,400	23,600	—	899,700	153,300	920,100	196,300	870,600
France	2,656,600	1,373,100	683,100	465,700	6,800	—	683,100	55,800	683,100	23,900	552,200
Norway	529,000	484,500	203,800	340,000	32,800	—	138,200	23,300	203,800	35,000	431,100
Czech Republic	913,000	681,400	243,100	295,600	—	60,700	17,700	3,000	243,100	21,500	380,800
Sweden	770,000	421,600	267,000	277,700	22,000	—	—	—	267,000	70,700	370,400
Romania	659,600	458,400	—	330,400	—	—	—	—	—	—	330,400
Slovak Republic	517,800	383,500	66,500	282,600	—	10,400	—	—	63,300	800	293,800
Belgium	530,000	154,100	154,100	130,700	—	—	—	—	154,100	26,800	157,500

Total	13,352,100	10,323,700	5,760,800	6,613,600	132,800	160,600	3,427,600	459,600	5,725,300	749,400	8,116,000

Latin America:
Chile	2,350,000	1,746,500	1,017,300	480,700	—	5,900	1,010,000	258,300	1,017,300	114,800	859,700
Brazil	650,000	463,000	463,000	9,000	6,900	—	—	—	463,000	700	16,600
Peru	140,000	66,800	30,300	12,300	—	—	—	—	30,300	2,600	14,900
Uruguay	—	—	8,300	—	—	—	—	—	8,300	500	500

Total	3,140,000	2,276,300	1,518,900	502,000	6,900	5,900	1,010,000	258,300	1,518,900	118,600	891,700

Grand Total	16,492,100	12,600,000	7,279,700	7,115,600	139,700	166,500	4,437,600	717,900	7,244,200	868,000	9,007,700

(1)
"Homes in Service Area" are homes in our franchise areas that can potentially be served, based on census data and other market information.

(2)
"Homes Passed" are homes that can be connected to our broadband network without further extending the distribution plant.

(3)
"Two-way Homes Passed" are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top box, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.

(4)
"Analog Cable Subscriber" is comprised of MMDS customers, lifeline customers and basic analog customers which are counted on a per connection basis. Commercial contracts with hotels, hospitals, etc. are counted on an equivalent basic unit basis.

(5)
"Digital Cable Subscriber" is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.

(6)
"DTH Subscriber" is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.

(7)
"Telephony Homes Serviceable" are homes that can be connected to our broadband network (or twisted pair network in certain areas), where customers can request and receive voice services.

(8)
"Telephony Subscriber" is a home or commercial unit connected to our broadband network (or twisted pair network in certain areas), where a customer has requested and is receiving voice services.

(9)
"Internet Homes Serviceable" are homes that can be connected to our broadband network where customers can request and receive high-speed Internet access services.

(10)
"Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.

(11)
"Revenue Generating Unit", or "RGU", is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, Telephony Subscriber or Internet Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Analog, Digital Cable, DTH, Telephony and Internet Subscribers.

UnitedGlobalCom, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value and number of shares)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$312,777	$410,185
Restricted cash	36,897	48,219
Short-term liquid investments	1,767	45,854
Subscriber receivables, net	117,256	136,796
Related party receivables	4,131	15,402
Other receivables	48,203	50,759
Deferred financing costs, net	2,919	62,996
Other current assets, net	64,574	95,340

Total current assets	588,524	865,551
Long-term assets
Property, plant and equipment, net	3,586,494	3,640,211
Goodwill, net	1,309,033	1,184,132
Other intangible assets, net	87,760	79,977
Investments in affiliates, accounted for under the equity method, net	136,000	153,853
Deferred financing costs, net	51,077	—
Other assets, net	14,215	7,870

Total assets	$5,773,103	$5,931,594

Liabilities and Stockholders' Equity
Current liabilities
Not subject to compromise:
Accounts payable	$188,152	$190,710
Accounts payable, related party	1,378	1,704
Accrued liabilities	371,155	328,927
Subscriber prepayments and deposits	149,113	127,553
Short-term debt	—	205,145
Notes payable, related party	102,728	102,728
Current portion of senior notes and senior discount notes	39,136	—
Current portion of other long-term debt	194,517	3,366,235
Other current liabilities	15,258	16,448

Total current liabilities not subject to compromise	1,061,437	4,339,450

Subject to compromise:
Accounts payable	401	38,647
Accrued liabilities	—	232,603
Short-term debt	6,138	—
Current portion of senior notes and senior discount notes	385,702	2,812,988

Total current liabilities subject to compromise	392,241	3,084,238

Long-term liabilities
Not subject to compromise:
Senior notes and senior discount notes	—	415,932
Other long-term debt	3,475,239	56,739
Net negative investment in deconsolidated subsidiaries	—	644,471
Deferred taxes	256,674	184,858
Other long-term liabilities	97,028	88,634

Total long-term liabilities not subject to compromise	3,828,941	1,390,634

Guarantees, commitments and contingencies
Minority interests in subsidiaries	143,897	1,402,146

Stockholders' equity
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 112,855,363 and 110,392,692 shares issued, respectively	1,129	1,104
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 8,870,332 shares issued	89	89
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 303,123,542 shares issued and outstanding	3,031	3,031
Additional paid-in capital	4,520,532	3,683,644
Deferred compensation	—	(28,473)
Class A treasury stock, at cost	(34,162)	(34,162)
Class B treasury stock, at cost	—	—
Accumulated deficit	(2,992,043)	(6,797,762)
Accumulated other comprehensive income (loss)	(1,151,989)	(1,112,345)

Total stockholders' equity (deficit)	346,587	(4,284,874)

Total liabilities and stockholders' equity	$5,773,103	$5,931,594

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Statements of Operations
Revenue	$474,515	$384,736	$1,375,666	$1,113,508
Operating expense(1)	(186,406)	(203,520)	(574,394)	(584,569)
Selling, general and administrative expense	(131,004)	(104,628)	(395,051)	(344,632)
Depreciation and amortization	(192,002)	(201,173)	(598,207)	(538,810)
Impairment and restructuring	459	1,390	1,555	(21,505)

Operating income (loss)	(34,438)	(123,195)	(190,431)	(376,008)
Interest income, including related party income of $36, $1,350, $965, and $4,498, respectively	2,698	3,680	10,603	26,297
Interest expense, including related party expense of $2,072, $1,985, $6,147 and $22,734, respectively	(73,945)	(157,212)	(263,813)	(495,707)
Foreign currency exchange gain (loss), net	(276,529)	(62,217)	137,882	434,299
Gain (loss) on sale of investments in affiliates, net	(283)	155,754	281,321	142,842
Gain on extinguishment of debt	2,109,596	—	2,183,997	2,208,782
Other expense, net	(1,107)	(31,808)	(15,147)	(194,023)

Income (loss) before income taxes and other items	1,725,992	(214,998)	2,144,412	1,746,482
Reorganization expense	(6,276)	—	(19,996)	—
Income tax expense, net	(13,986)	(16,736)	(71,505)	(175,911)
Minority interests in subsidiaries, net	42,582	(45,450)	43,319	(87,862)
Share in results of affiliates, net	(11,203)	1,970	279,832	(75,778)

Income (loss) before cumulative effect of change in accounting principle	1,737,109	(275,214)	2,376,062	1,406,931
Cumulative effect of change in accounting principle	—	—	—	(1,344,722)

Net income (loss)	$1,737,109	$(275,214)	$2,376,062	$62,209

Earnings per share:
Basic net income before cumulative effect of change in accounting principle	$4.19	$(0.67)	$9.17	$3.67
Cumulative effect of change in accounting principle	—	—	—	(3.52)

Basic net income (loss)	$4.19	$(0.67)	$9.17	$0.15

Diluted net income before cumulative effect of change in accounting principle	$4.18	$(0.67)	$9.17	$3.66
Cumulative effect of change in accounting principle	—	—	—	(3.50)

Diluted net income (loss)	$4.18	$(0.67)	$9.17	$0.16

Statements of Comprehensive Income
Net income (loss)	$1,737,109	$(275,214)	$2,376,062	$62,209
Other comprehensive income, net of tax:
Foreign currency translation adjustments	335,024	(24,600)	(37,852)	(436,368)
Change in fair value of derivative assets	—	(10)	10,616	10,504
Other	(18,465)	(78)	(12,408)	355

Comprehensive income (loss)	$2,053,668	$(299,902)	$2,336,418	$(363,300)

(1)
Exclusive of items shown separately below, including depreciation and amortization and impairment and restructuring.

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash Flows from Operating Activities
Net income	$2,376,062	$62,209
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	598,207	538,810
Impairment and restructuring	(1,555)	21,505
Stock-based compensation	28,647	25,618
Accretion of interest on senior notes and amortization of deferred financing costs	47,607	188,683
Unrealized foreign exchange gains, net	(114,016)	(431,122)
(Gain) loss on sale of investments in affiliates and other assets, net	(281,321)	(142,842)
Gain on extinguishment of debt	(2,183,997)	(2,208,782)
Loss on derivative securities	11,450	157,764
Adjustment of UPC Polska notes to allow claim value	(19,457)	—
Deferred tax provision	70,407	157,180
Minority interests in subsidiaries, net	(43,319)	87,862
Share in results of affiliates, net	(279,832)	75,778
Cumulative effect of change in accounting principle	—	1,344,722
Change in receivables, net	51,930	52,565
Change in other assets	17,531	16,024
Change in accounts payable, accrued liabilities and other	(4,903)	(252,406)

Net cash flows from operating activities	273,441	(306,432)

Cash Flows from Investing Activities
Capital expenditures	(227,698)	(234,120)
Purchase of short-term liquid investments	(1,489)	(98,560)
Proceeds from sale of short-term liquid investments	45,560	94,662
Restricted cash released, net	14,427	38,393
Investments in affiliates and other investments	(20,931)	(2,090)
Proceeds from sale of investments in affiliated companies	44,558	—
New acquisitions, net of cash acquired	(784)	(21,098)
Purchase of interest rate swaps	(9,750)	—
Settlement of interest rate swaps	(58,038)	—
Other	4,816	24,186

Net cash flows from investing activities	(209,329)	(198,627)

Cash Flows from Financing Activities
Issuance of common stock	1,081	200,006
Proceeds from short-term and long-term borrowings	11,269	9,217
Proceeds from note payable to shareholder	—	102,728
Retirement of existing senior notes	—	(231,630)
Deferred financing costs	(2,233)	(18,293)
Repayments of short-term and long-term borrowings	(187,152)	(82,090)

Net cash flows from financing activities	(177,035)	(20,062)

Effect of Exchange Rates on Cash	15,515	30,098

Decrease in Cash and Cash Equivalents	(97,408)	(495,023)
Cash and Cash Equivalents, Beginning of Period	410,185	920,140

Cash and Cash Equivalents, End of Period	$312,777	$425,117

Supplemental Financial Data

(amounts in thousands)	Q3 '03	Q3 '02	YTD Q3 '03	YTD Q3 '02
Interest Expense by Company:(1)
UGC Europe	$(68,086)	$(150,184)	$(245,293)	$(464,139)
VTR	(2,823)	(3,632)	(9,616)	(12,230)
Other	(3,036)	(3,396)	(8,904)	(19,338)

Total	$(73,945)	$(157,212)	$(263,813)	$(495,707)

Interest Expense Breakdown:
Cash Pay:
UPC senior notes(2)	$—	$(43,750)	$—	$(116,254)
Old UGC senior notes	(691)	—	(1,655)	—
UGC Europe bank facilities and other	(64,172)	(56,366)	(199,432)	(174,059)
VTR bank facility	(2,073)	(2,610)	(7,286)	(8,398)
Other	(2,826)	(3,642)	(7,833)	(8,313)

Total	$(69,762)	$(106,368)	$(216,206)	$(307,024)

Non-Cash:
UPC & UPC Polska senior discount notes accretion	$(1,323)	$(47,615)	$(29,151)	$(154,097)
Old UGC senior notes accretion	—	(612)	(313)	(12,449)
Amortization of deferred financing costs	(2,860)	(2,617)	(18,143)	(17,745)
UPC Exchangeable Loan	—	—	—	(4,392)

Total	$(4,183)	$(50,844)	$(47,607)	$(188,683)

Summary of Working Capital Changes:(1)
Change in receivables, net	$5,990	$28,983	$51,930	$52,565
Change in other assets	6,920	15,109	17,531	16,024
Change in accounts payable, acc. liabilities & other	(115)	(52,647)	(4,903)	(252,406)

Total	$12, 795	$(8,555)	$64,558	$(183,817)

1.
Please refer to management's discussion and analysis of financial condition and results of operations for interest expense and Statement of Cash Flows for working capital changes per UGC's 10Q as of September 30, 2003.

2.
Represents the interest expense related to the UPC Senior Notes. However, since the UPC Senior Notes were part of the Restructuring, as part of the Agreement the Senior Notes and corresponding accrued interest were converted into equity on September 3, 2003 and were therefore not paid in cash.

QuickLinks

  EXHIBIT 99.2
UnitedGlobalCom, Inc. Condensed Consolidated Balance Sheets (In thousands, except par value and number of shares) (Unaudited)
UnitedGlobalCom, Inc. Condensed Consolidated Statements of Operations and Comprehensive Income (In thousands, except share and per share data) (Unaudited)
UnitedGlobalCom, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)